POLICY MANAGEMENT SYSTEMS CORPORATION
                              POST OFFICE BOX TEN
                        COLUMBIA, SOUTH CAROLINA 29202

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1998

TO THE STOCKHOLDERS OF
POLICY MANAGEMENT SYSTEMS CORPORATION:

NOTICE IS HEREBY GIVEN to the stockholders that the Annual Meeting of Stockholders (the "Meeting") of Policy Management Systems Corporation (the "Company") will be held at the offices of the Company at One PMSC Center, Blythewood, South Carolina 29016, at 11:00 a.m., on May 12, 1998, for the following purposes:

(1) To elect two Directors of the Company to hold office for a term of three years and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office, or death;

(2) To consider and act upon the ratification of the selection of Coopers & Lybrand L.L.P., as independent auditors for 1998; and

(3) To take such other action and transact such other business which may properly and lawfully come before the Meeting or any adjournment thereof; all as set forth in the Proxy Statement accompanying this Notice.

The transfer books of the Company were closed as of the end of business on March 9, 1998, the record date, for purposes of determining stockholders entitled to notice of and to vote at the Meeting, but were not closed for any other purpose.

STOCKHOLDERS ARE URGED TO COMPLETE AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED WHEN MAILED IN THE UNITED STATES. YOUR ATTENDANCE AT THE MEETING IS URGED. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND EXECUTE THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND DECIDE THAT YOU WANT TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE NOMINEES FOR DIRECTORS AND RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR 1998.

By Order of the Board of Directors


Stephen G. Morrison
Secretary


April 10, 1998

                     POLICY MANAGEMENT SYSTEMS CORPORATION
                              POST OFFICE BOX TEN
                        COLUMBIA, SOUTH CAROLINA 29202

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 12, 1998

GENERAL: This Proxy Statement is furnished to the holders of the $.01 par value common stock ("Stockholders" and "Common Stock," respectively) of Policy Management Systems Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at its Annual Meeting of Stockholders (the "Meeting") to be held at the offices of the Company, One PMSC Center, Blythewood, South Carolina 29016, on Tuesday, May 12, 1998 at 11:00 a.m. It is anticipated that this Proxy
Statement  will  be  mailed  to  Stockholders  on  or  about  April  13, 1998.

A proxy card is enclosed. Any Stockholder sending the enclosed proxy to the Company has the power to revoke it at any time before it is exercised by: (1) executing and delivering a valid proxy bearing a later date; (2) delivering written notice of revocation to Stephen G. Morrison, Secretary, Policy Management Systems Corporation, Post Office Box Ten, Columbia, South Carolina 29202; or (3) appearing at the Meeting and voting in person. When proxies in the accompanying form are returned properly executed, the shares represented by proxies which have not been revoked will be voted according to the instructions noted thereon.

Unless otherwise specified, the proxies will be voted in favor of the two nominees for election to the Board of Directors for a term of three years and in favor of the ratification of the selection of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as independent auditors. The Board of Directors is not aware at this date of any other matters that will come before the Meeting. If, however, any other matters should properly come before the Meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

EXPENSES OF SOLICITATION: The cost of soliciting proxies will be borne by the Company. Officers, Directors and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company has entered into an agreement with D.F. King & Company, Inc. to assist with solicitation of proxies for the Meeting for a fee estimated at $6,000 plus expenses.

VOTING: Only holders of record of outstanding shares of Common Stock as of the close of business on March 9, 1998, (the "Record Date") will be entitled to notice of and to vote at the Meeting. Each share is entitled to one vote. On the Record Date, there were 18,384,035 shares of Common Stock outstanding. A majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum of the Meeting. Abstentions and broker non-votes are counted as being present for purposes of attaining a quorum. The Company's Articles of Incorporation (the "Articles") provide that the vote of the holders of a majority of the shares having voting power, present in person or represented by proxy, shall decide questions before the Meeting, unless the question is one for which, by express provision of applicable law, the Articles or the Bylaws of the Company, a higher vote is required in which case the express provision shall govern. Therefore, abstaining shares are included in the determination of the total number of shares having voting power and have the same effect as no votes on proposals. Broker non-votes are not considered as shares having voting power and are therefore not counted as votes cast on such proposals nor are they counted as votes for or against such proposals. Broker non-votes occur when a nominee holding shares for a beneficial owner votes on at least one proposal but does not have authority to vote on certain other proposals. Because the matters to be voted on at the Meeting are "routine" items as defined by applicable rules, it is expected that there will not be any broker non-votes at the Meeting.

In the election of Directors, each Stockholder has the right to cumulate its votes and cast as many votes as the number of shares held multiplied by the number of Directors to be elected for the specified term, the same to be cast for any one nominee or distributed among the nominees for election for the specified term. To exercise the right of cumulative voting, a Stockholder must declare the intent to do so prior to the beginning of voting and, once having done so, all Stockholders shall automatically have the right to cumulate their votes without any further notice. In the event of cumulative voting, the persons appointed proxies shall have authority to cast the votes represented thereby for one nominee of the Board of Directors or distribute such votes among the nominees of the Board of Directors to maximize the number of Board of Directors' nominees elected.

With respect to matters to be acted upon at the Meeting, the two nominees for Director receiving the largest number of votes shall be elected to a three-year term. As to the ratification of the selection of independent auditors, such ratification shall be decided by the vote of the holders of a majority of the shares having voting power, present in person or represented by proxy.

PRINCIPAL STOCKHOLDERS: The following table sets forth certain information based on Schedules 13D and 13G filed with the Securities and Exchange Commission, as of the Record Date, regarding beneficial owners of more than five percent of the Company's Common Stock.


                            PRINCIPAL STOCKHOLDERS

                                  Common Stock              Percentage
Name and Address                Beneficially Owned          of Class(1)
----------------               -------------------         ------------

FMR Corp                           2,722,150 (2)             14.81%
("Fidelity")
82 Devonshire Street
Boston, Massachusetts 02109

Wellington Management Company      2,064,813 (3)             11.23%
("Wellington")
75 State Street
Boston, Massachusetts 02109

The Capital Group Companies, Inc.  1,507,800 (4)              8.20%
("Capital")
333 South Hope Street
Los Angeles, California 90071

The Regents of the University      1,353,200 (5)              7.36%
of California ("Regents")
300 Lakeside Drive
17th Floor
Oakland, California 94612


(1) Determined using the number of shares of Common Stock outstanding on the Record Date.

(2) Of the shares reported, Fidelity has sole voting power for 35,500 of the shares, shared voting power for none of the shares and sole dispositive power for all of the shares.

(3) Of the shares reported, Wellington has sole voting power for none of the shares, shared voting power for 1,027,830 of the shares and shared dispositive power for all of the shares.

(4) Of the shares reported, Capital has sole voting power for 911,300 of the shares, shared voting power for none of the shares and sole dispositive power for all of the shares.

(5) Of the shares reported, Regents has sole voting and dispositive power for all of the shares.



                             ELECTION OF DIRECTORS

(PROXY ITEM NO. 1): Stockholders will vote on the election of two Directors each to serve a term of three years and until their successors have been elected and qualified or until their earlier resignation, removal from office, or death. Both nominees are currently members of the Board of Directors.

The shares represented by the proxies solicited hereby will be voted in favor of the election of the persons named below unless authorization to do so is withheld by proxy. In the event either of the nominees should be unable to serve as Director, it is the intention of the persons named in the proxies to cast the votes represented by the proxies for the election of such other person or persons as the Board of Directors may nominate.

Nominees for election to the Board of Directors are considered and recommended by the Corporate Governance Committee of the Board of Directors (see "Committees of the Board of Directors"). The Board of Directors considers the recommendations of the Committee and recommends the nominees to the Stockholders. The Company has no formal procedure whereby nominations are solicited from Stockholders.

The following information is set forth with respect to the two nominees for Director to be elected at the Meeting:

                                      Principal Occupation for Past Five Years
Name and Age                              and Certain Other Directorships
------------                              -------------------------------

Joseph D. Sargent (68) Director of the Company since 1986; Chairman of the Board of Bradley, Foster, & Sargent, Inc., Hartford, Connecticut; Vice Chairman and Treasurer of Connecticut Surety Corporation; Director of Trenwick Group, Inc., Stamford, Connecticut; Director of Mutual Risk Management Ltd., Hamilton, Bermuda; Director of EW Blanch Holdings, Inc., Minneapolis, Minnesota; Director of Executive Risk Inc., Simsbury, Connecticut; Director of MMI Companies, Inc., Deerfield, Illinois, Director of Command Systems, Inc., Farmington, Connecticut.

                                      Principal Occupation for Past Five Years
Name and Age                              and Certain Other Directorships
------------                              -------------------------------

G.  Larry  Wilson (51)     Director of the Company since 1981; Chairman of the
Board, President and Chief Executive Officer of the Company. Employed by the Company since its inception.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES NAMED ABOVE.

DIRECTORS  WHOSE  TERMS  WILL  EXPIRE  IN  1999:

Dr. John M. Palms (62) Director of the Company since 1992; President of the University of South Carolina; Director of Peco Energy, Inc., Philadelphia, Pennsylvania; Director of Fortis Incorporated, New York, New York; Chairman of the Institute of Defense Analyses, Alexandria, Virginia.

John  P.  Seibels  (56)          Director of the Company since 1981; Investor,
Columbia, South Carolina; Director of The Seibels Bruce Group, Inc. and certain subsidiaries.

DIRECTORS  WHOSE  TERMS  WILL  EXPIRE  IN  2000:

Alfred R. Berkeley, III (53) Director of the Company since 1997; President of The Nasdaq Stock Market, Inc., Washington, D.C., since May 1996; prior thereto, Managing Director and Senior Banker of Alex. Brown & Sons Incorporated, Baltimore, Maryland; Director of Princeton Capital Management, Inc., Princeton, New Jersey.

Donald W. Feddersen (63) Director of the Company since 1997; Served as Director of the Company from January 1983 to October 1994; General Partner of Charles River Ventures, Waltham, Massachusetts, since 1984; Director of a number of privately-owned high technology companies.

Richard  G.  Trub  (67)       Director of the Company since 1981; Chairman and
Treasurer of Trubco, Inc., West Simsbury, Connecticut, since June 1992; prior thereto, Senior Vice President of Connecticut National Bank, Hartford, Connecticut.

On July 22, 1997, the Securities and Exchange Commission ("SEC") commenced a civil proceeding against the Company and certain current and former officers and employees of the Company, including Mr. Wilson and David T. Bailey, an executive officer of the Company. In its complaint, the SEC alleged that the Company and the named individuals had violated certain provisions of the Securities Exchange Act of 1934 relating to reporting, books and records and internal controls in connection with the Company's 1990-1993 financial statements and reports. Simultaneously with the filing of the complaint, all defendants filed consents in which they neither admitted nor denied the allegations made, agreed to the entry of an injunction requiring future compliance with those provisions of the federal securities laws, and agreed to pay certain civil penalties. The Company agreed to pay a civil penalty of one million dollars and each individual agreed to pay a civil penalty of twenty thousand dollars.

COMMITTEES OF THE BOARD OF DIRECTORS: Among the standing committees of the Board of Directors are the Audit, Compensation and Corporate Governance Committees.

The AUDIT COMMITTEE during 1997 was composed of Messrs. Trub (Chairman), Feddersen and Seibels, and until May 1997, Mr. Sargent and Frederick B. Karl. Mr. Feddersen joined the Committee after his election to the Board of Directors in May 1997. The Committee's functions include recommending independent auditors to be employed by the Company. The Committee also reviews with the independent and internal auditors their planned activities, audits and findings and reports to the Board of Directors. The Audit Committee met seven times during 1997.

The COMPENSATION COMMITTEE during 1997 was composed of Messrs. Sargent (Chairman), Berkeley and Palms, and until May 1997, Mr. Karl. Mr. Berkeley joined the Committee after his election to the Board of Directors in May 1997. The Committee's functions include reviewing and recommending remuneration arrangements for senior officers and members of the Board of Directors, adopting compensation plans in which employees, officers and Directors are eligible to participate and approving compensation guidelines for employees of the Company. The Compensation Committee met five times during 1997.

The CORPORATE GOVERNANCE COMMITTEE during 1997 was composed of Messrs. Seibels (Chairman), Berkeley, Palms and Wilson. Mr. Berkeley joined the Committee after his election to the Board of Directors in May 1997. The Committee's functions include selecting and recommending nominees for election as new, additional and replacement Directors and officers and reviewing the performance of incumbent Directors and officers as to whether to nominate them for re-election. The Corporate Governance Committee will consider candidates for the Board recommended by Stockholders if such recommendations are delivered to the Company no later than: (a) with respect to an election to be held at an annual meeting of Stockholders, ninety days in advance of such meeting; and (b) with respect to an election to be held at a special meeting of Stockholders for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given. Each such recommendation shall set forth: (a) the name and address of the Stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the recommendation; (c) a description of all arrangements or understandings between the Stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Stockholder; (d) such other information regarding each nominee proposed by such Stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Company, if so elected. The Corporate Governance Committee met two times during 1997.

During 1997, the Board of Directors met nine times and all of the Directors attended at least 75% of the aggregate of all meetings of the Board and all Committees of which they were members.

STOCK  OWNERSHIP  OF  DIRECTORS,  DIRECTOR  NOMINEES  AND  EXECUTIVE OFFICERS:
The following table sets forth, as of the Record Date, beneficial ownership of Common Stock by each Director, each of the executive officers named in the Summary Compensation Table below, and by all Directors and all executive officers as a group.


                         Amount and Nature
Name of                    of Beneficial    Shares Subject    Percentage
Beneficial Owner          Ownership (1)     to Option (2)   of Class (3)
----------------          -------------     -------------   ------------

Alfred R. Berkeley, III. . .          -0-         -0-           *
Donald W. Feddersen. . . . .          -0-         -0-           *
Dr. John M. Palms. . . . . .        2,500       2,500           *
Joseph D. Sargent. . . . . .       25,001      25,001           *
John P. Seibels. . . . . . .       31,750      28,750           *
Richard G. Trub. . . . . . .       25,201      25,001           *
G. Larry Wilson. . . . . . .    568,723(4)    453,750          3.1%
David T. Bailey. . . . . . .    156,370(5)    155,083           *
Paul R. Butare . . . . . . .     60,133(6)     59,062           *
Donald A. Coggiola . . . . .    202,001(7)    196,416          1.1%
Stephen G. Morrison. . . . .       88,043      86,608           *
Timothy V. Williams. . . . .       81,030      81,030           *
Directors and all executive
officers as a group
(12 in number) . . . . . . .  1,240,752(8)  1,113,201          6.7%

(1) Except where noted below, each individual has sole voting and sole dispositive power.

(2) These shares, which are included in the "Amount and Nature of Beneficial Ownership" column, are subject to option on or before May 12, 1998, pursuant to the Company's various stock option plans.

(3) Beneficial ownership represents less than one percent of the total number of shares of Common Stock outstanding on the Record Date where indicated by asterisk.

(4) 36,553 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Wilson has sole dispositive power but no voting power.

(5) 621 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Bailey has sole dispositive power but no voting power.

(6) 650 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Butare has sole dispositive power but no voting power.

(7) 296 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Coggiola has sole dispositive power but no voting power.

(8) An aggregate of 38,120 of these shares are held in the Company's 401(k) Retirement Savings Plan for which the respective executive officer has sole dispositive power but no voting power for the shares allocated to his account.

                      COMPENSATION PLANS AND ARRANGEMENTS

COMPENSATION OF DIRECTORS: Directors who are not full-time employees of the Company receive an annual fee of $18,000, plus $2,000 for each Board meeting attended and $1,000 for each committee meeting attended on other than a regular Board meeting date. Effective May 13, 1997, Directors participating in any meeting by telephone receive a $500 fee, plus $250 per hour for each hour or part thereof by which the duration of the meeting attended exceeds one hour, subject to a maximum of $1,000 for such meeting. Directors attending to Company business in person at a meeting, at the request of the Company or the Board, other than a meeting of the Board or a Committee, receive $1,000 per day for such attendance. Directors who do not reside in Columbia, South Carolina, are reimbursed for travel expenses.

COMPENSATION OF EXECUTIVE OFFICERS: The following table sets forth information regarding compensation earned, including stock options granted, during 1997, 1996, and 1995 by the Chief Executive Officer and the five other most highly compensated executive officers of the Company ("Executive Group").


                          SUMMARY COMPENSATION TABLE

                                                    Long-Term
                                                  Compensation
                                                     Awards
                                                     ------
                                                     Number of
Name and                    Annual Compensation     Securities    All Other
Principal                   -------------------     Underlying     Compen-
Position               Year   Salary  Bonus (1)   Options Granted  sation (2)
--------              -----   ------  ---------   --------------- -----------



G. Larry Wilson . . . .  1997  $712,500  $429,000   75,000        $10,635
President and Chief . .  1996   646,545    30,000   75,000         10,260
Executive Officer . . .  1995   592,310   192,000   75,000          8,505

David T. Bailey . . . .  1997  $368,660  $155,400   35,000        $ 7,125
Executive Vice. . . . .  1996   333,470    20,000   35,000          6,750
President . . . . . . .  1995   312,455       -0-   35,000          6,750

Paul R. Butare. . . . .  1997  $367,313  $222,000   35,000        $ 4,275
Executive Vice. . . . .  1996   299,988    35,000   85,000          4,275
President . . . . . . .  1995   226,945    73,160  143,750          4,158

Donald A. Coggiola. . .  1997  $368,660  $166,722   35,000        $ 7,125
Executive Vice. . . . .  1996   334,073    20,000   35,000          6,750
President . . . . . . .  1995   307,768    49,600   85,000          6,750

Stephen G. Morrison . .  1997  $448,469  $270,000   35,000        $10,635
Executive Vice. . . . .  1996   407,686    20,000   50,000         10,260
President, General. . .  1995   520,700       -0-   25,000          8,505
Counsel, Secretary and
Chief Administrative
Officer (3)

Timothy V. Williams . .  1997  $343,994  $207,000   35,000        $ 7,125
Executive Vice. . . . .  1996   317,148    20,000   25,000          6,750
President and Chief . .  1995   293,458    94,400   25,000          6,750
Financial Officer

(1) Reflects amount earned in year indicated even though actually paid in following year.

(2) Amounts shown are matching contributions from the Company under its 401(k) Retirement Savings Plan and the Company's Employee Stock Purchase Plan.

(3) Under the terms of Mr. Morrison's employment agreement with the Company, Mr. Morrison was guaranteed an annual bonus of 40% of his base salary in 1995. Therefore, the annual bonus earned in 1995 is contained in the "Salary" column.

The following table sets forth certain information regarding options for Common Stock granted to the Executive Group during 1997. The table includes the potential realizable value which would exist based on assumed annual compounded rates of Common Stock price appreciation of five and ten percent over the full ten-year term of the options.


                                    OPTIONS GRANTED IN 1997

                          Individual Grants
                          -----------------
                     Number    Percent                        Potential Realizable Value
                       of      of Total                       at Assumed Annual Rates of
                   Securities  Options   Exercise              Stock Price Appreciation
                   Underlying Granted to  Price  Expiration        for Option Term
                    Options   Employees    Per    Date of        ---------------------
                  Granted (1)  in 1997    Share   Options           5%            10%
                 ------------  -------    -----   -------          ---            ---

All Stockholders                                             $505,905,955(2)  $1,282,063,889(2)

G. Larry Wilson . .  75,000(3)  12.3%  $44.25  Jan. 8, 2007       2,087,145          5,289,231
David T. Bailey . .  35,000(3)   5.7%   44.25  Jan. 8, 2007         974,001          2,468,308
Paul R. Butare. . .  35,000(3)   5.7%   44.25  Jan. 8, 2007         974,001          2,468,308
Donald A. Coggiola.  35,000(3)   5.7%   44.25  Jan. 8, 2007         974,001          2,468,308
Stephen G. Morrison  35,000(3)   5.7%   44.25  Jan. 8, 2007         974,001          2,468,308
Timothy V. Williams  35,000(3)   5.7%   44.25  Jan. 8, 2007         974,001          2,468,308


(1)       The options granted in 1997 to the named executive officers were pursuant to the 1989
Stock  Option  Plan.  The  exercise  price  for all such grants is the fair market value of the
Common  Stock  on the date of grant. The options become exercisable in one-fourth increments on each  of  the  first  four  anniversary  dates of the grant date. All such options would become immediately  exercisable  in  the  event of a change in control of the Company and the optionee would  have,  notwithstanding  other  provisions  of  the  1989 Stock Option Plan, the right to exercise such options for a period of ninety days after termination of employment. In the event of  a  dissolution  or  liquidation  of  the  Company or any merger or combination in which the
Company  is  not the surviving entity, each option granted shall terminate, but not before each optionee  is  permitted  to  exercise  his  or  her options to the extent they are exercisable, without  regard  to  any  installment  exercise  provision  in  the  1989  Stock  Option  Plan.

(2)     The potential realizable value for all Stockholders is based on the number of shares of
Common  Stock  outstanding  on  January 8, 1997 (the date the options described in note 3 below were  granted),  and  assumes  the  Stockholders  purchased  the  Common  Stock  for

$44.25  (which  was  the fair market value of the Common Stock on January 8, 1997) and held the
Common Stock until January 8, 2007. The Company has included this information to illustrate how the  Stockholders  will  have  fared  compared  to  each of the named executives if the assumed appreciation  is  achieved.

(3)          These  options  were  granted  on  January  8,  1997.

The following table sets forth information for the Executive Group regarding stock options exercised during 1997 and the value of "in-the-money" options, which are options having a positive difference between the exercise price of such stock option and the 1997 year-end market price of Common Stock.

                      AGGREGATED OPTIONS EXERCISED IN 1997
                        AND 1997 YEAR-END OPTION VALUES

                                       Number of Securities
                                            Underlying            Value of Unexercised
                     Shares             Unexercised Options        In-the-Money Options
                    Acquired            at December 31, 1997       at December 31, 1997*
                       on      Value  ------------------------- -------------------------
Name                Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                -------- -------- ----------- ------------- ----------- -------------

G. Larry Wilson . .     -0-        --  420,000     380,000       $8,894,875  $7,666,875
David T. Bailey . .  25,000  $861,209  154,333     175,667        2,418,324   3,492,675
Paul R. Butare. . .  29,548   568,803   78,312     217,390        1,666,349   5,287,253
Donald A. Coggiola.   5,000   210,600  212,666     172,334        4,603,462   3,371,475
Stephen G. Morrison     -0-        --   72,858     133,809        2,374,515   3,575,497
Timothy V. Williams     -0-        --   67,280     113,692        2,014,651   2,846,040

* Value represents the aggregate excess of the market price of the Common Stock on December 31, 1997, which was $69.5625, over the exercise price for the options. All options included in the table have an exercise price equal to or greater than the fair market value of the Common Stock on the dates of grant.


DEFERRED  COMPENSATION  AGREEMENT:  Mr.  Wilson  is  covered  by  a  Deferred
Compensation Agreement providing annual remuneration of $25,000 upon retirement, death or total disability. The Agreement, which provides for monthly payments over a fifteen-year period, is contingent primarily upon his continued employment until such an event occurs, and the deferred benefits are not vested until that time. Until or unless such a qualifying event occurs, Mr. Wilson is not entitled to any payments under the Agreement. The Company owns life insurance contracts covering Mr. Wilson, of which it is the beneficiary, in an aggregate amount equal to or in excess of the total benefit.

EMPLOYMENT AGREEMENTS: The Company has an Employment Agreement with each of Messrs. Wilson, Bailey, Butare, Morrison, and Williams, which set initial annual salaries at their then current annual salary, subject to future increases in accordance with the Company's practices. In the event of a change in control of the Company, as that term is defined in the Agreement, the executive's base salary, then in effect, will increase to 150% of the base salary in effect immediately prior to the change in control.

The initial term of each Employment Agreement continues through December 31, 2001, (except for Messrs. Wilson and Bailey, whose terms continue through December 31, 2002), and is subject to annual twelve month extensions, unless six months notice of non-extension is given. In the event of a change in control, the term of the Employment Agreement is extended automatically twelve months.

The Employment Agreements may be terminated by the Company for cause. If the executive is terminated for reasons other than for cause or if the executive terminates for good reason, the executive will receive annual severance payments for the remaining term of the Employment Agreement equal to base salary plus an amount equal to either the highest annual bonus received in the two years preceding termination or, if after a change in control, 150% of the highest annual bonus during the two years preceding termination. Should such payments be subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, or similar law, additional compensation as is necessary to offset such tax effects also will be paid to the executives. The severance payments under the Employment Agreements would cease in the event of reasonable proof of any violation of the non-competition, non-solicitation of employees, or confidentiality provisions of the Employment Agreement.

For stock options granted on or after October 13, 1994, for the executive officers named in the Summary Compensation Table above and after July 20, 1995, for Mr. Butare, the Stock Option/Non-Compete Agreements for such executive officers also provide that if there is a change in control of the Company such options would become immediately exercisable and the optionee would have, notwithstanding other provisions of the 1989 Stock Option Plan, the right to exercise such options for a period of ninety days after termination of employment. In no event, however, may an optionee exercise such options after the tenth anniversary date of the date of grant of such options.

On January 1, 1998, Mr. Coggiola retired from his position as Executive Vice President of the Company and entered into a new Employment Agreement with the Company pursuant to which he will serve as Special Consultant to the CEO of the Company. The terms and conditions of his Employment Agreement are substantially similar to the terms of the Employment Agreements of the executive officers, as discussed above.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION: Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board and reviewed with the full Board. Set forth below is a report of the Board's Compensation Committee addressing the Company's compensation policies for 1997 for its executive officers. Mr. Karl served on the Committee until May 1997 when he retired from the Board. Mr. Berkeley joined the Committee after his election to the Board of Directors in May 1997. Each Committee member named below approves the report with respect to the decisions made by the Committee during the time he was a member of the Committee.

COMPENSATION PHILOSOPHY. The Committee believes that the Company must pay competitively to attract and retain qualified executives. To motivate executive personnel to perform at their full potential, the Committee believes a significant portion of compensation should be incentive-based. In addition, the Committee believes it is important to reward not only individual performance and achievement, but also to focus on overall corporate results. This latter objective serves the dual purpose of encouraging teamwork among executives and also supporting the Company's objective of increasing Stockholder value.

The Committee also believes it is essential that the Committee retain the flexibility to evaluate not only the overall performance of the individual executive officers, and the Company as a whole, but also all other circumstances and challenges facing the Company and the respective executive officer. Consequently, the Committee uses its subjectivity rather than objective formulas in setting and adjusting the base salary of the CEO and other executive officers.

ELEMENTS OF COMPENSATION. Compensation earned during 1997, as reflected in the foregoing tables, consisted primarily of three parts: salary, annual bonus and award of stock options. (The executive officers were also eligible for other benefits such as perquisites standard for executives and those offered under the Company-sponsored broad-based plans.) Each of these elements is described in more detail below.

BASE SALARIES FOR EXECUTIVE OFFICERS. For 1996, base salaries for all executive officers, including the CEO, were targeted at the base salaries which other firms might offer the executive officers for performing similar functions in an equally challenging and complex environment based upon a survey conducted by William M. Mercer, Incorporated. For 1997, although no additional formal studies were conducted, the Committee used its subjective assessment of the overall performance of the individual executive officer in terms of responsibility, experience and breadth of knowledge and the Company as a whole in setting the amount of salary increase for 1997 for all executive officers, including the CEO. No specific weight was assigned to these factors.

With respect to Mr. Wilson, in addition to the above factors, the Committee also considered how well he performed in the following areas in determining his base salary increase: development and implementation of a strategic vision for the Company integrating insurance industry knowledge, technology trends, product directions, and customers' needs; management of the Company's financial affairs; recruitment and retention of qualified executives; delegation of responsibility and authority to qualified managers; capitalization on business opportunities; and exhibition of leadership in achieving the Company's goals. No specific weight was assigned to these factors. In addition, in determining the amount of increase in compensation in 1997, the Committee considered the Company's actual results for 1996 in the areas of product development, new business acquisitions, overall financial strength, perceived customer satisfaction and the Company's prospects for long-term growth.

The Committee believed that Mr. Wilson's contribution to the Company's 1996 performance was significant; therefore, the Committee increased his base salary for 1997 by approximately 10%.

ANNUAL BONUS PROGRAM. The 1997 annual bonus program for executive officers, including the CEO, was intended to provide short-term incentives and rewards based on the Company's short-term goals that were consistent with its long-term goals, as well as to promote the Company's philosophy of having a substantial portion of executive compensation at risk. It was the Committee's subjective assessment that for the executive officers, an amount equal to 60% of base salary was an appropriate percentage to have at risk on an annual basis.

The annual bonus for executive officers with profit and loss responsibility reporting to the CEO (a "P&L Executive Officer") was generally comprised of two parts. One part was based on the Company's performance, as measured by targeted earnings-per-share for 1997 and planned growth in earnings-per-share for 1997. If actual 1997 earnings-per-share or percentage growth in earnings-per-share were less than the targets, the bonus would be reduced for 1997 by stated percentages. The other part was based on the performance of the group for which the executive is responsible, as measured against the business plan established for 1997 and group earnings growth over the prior year. If the actual 1997 group performance or growth was less than the target, the bonus was to be reduced for 1997 by a stated percentage.

For Mr. Wilson and those executive officers other than the P&L Executive Officers, the annual bonus was to be based on the Company's performance, as measured by targeted earnings-per-share and planned growth in earnings-per-share for 1997. Messrs. Morrison and Williams are the only named executive officers who are not P&L Executive Officers. As with the P&L Executive Officers, if the actual 1997 performance was less than the target in the Company's earnings, the bonus was to be reduced for 1997 by a stated percentage. In addition, for Messrs. Morrison and Williams, part of such a bonus was measured against the percentage growth in expenses for their groups as measured against the percentage growth in the Company's earnings. If the percentage in expense growth exceeded a targeted percentage below the growth in the Company's earnings, the bonus was to be reduced by a stated percentage.

The Committee retained the discretion to use its subjective assessment to award or withhold bonuses under the plan for any or all of the executive officers. In early 1998, the Committee reviewed the level of bonuses which would have been awarded to each executive officer under the plan described above. The 1997 plan targets were substantially achieved and the Committee exercised its discretion and awarded bonuses in amounts the Committee believed to be fair and equitable and as set forth in the Summary Compensation Table for 1997. With respect to Mr. Wilson, specifically, the Committee determined that his bonus should equal 100% of the amount of the target bonus. For the other executive officers, the bonuses ranged from 70% to 100% of the target bonuses.

STOCK OPTION PLANS. The 1989 Stock Option Plan was designed for option grants to key employees, including the executive officers. The Plan, by way of the option vesting schedule for grants, is intended to provide incentives and rewards for a relatively short-term (3 years) to mid-term (5 years) and to provide a further means for aligning employees' and Stockholders' interests in the enhancement of Stockholder value.

In determining the number of options to be granted in 1997, including the number for Mr. Wilson, the Committee considered the historical pattern of granting options under the 1989 Stock Option Plan as well as competitive levels needed to retain the respective executive officer. In the Committee's subjective assessment, the number and exercise price for options historically granted annually to the executive officers has provided the appropriate incentive and rewards. Consequently, for the options granted in 1997, the Committee determined that granting, in most cases, approximately the same number of options as had previously been granted would provide the appropriate level of incentive and reward for the executive officers. In setting the number and exercise schedule of options, the Committee considered the number and terms of exercise of options previously granted to the executive officers, as well as the competitive levels needed to retain the respective executive officer.

COMPENSATION DEDUCTION LIMITATION. In 1993, Section 162(m) was added to the Internal Revenue Code. This section generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to certain executive officers of publicly-held companies. An exception to the deduction limit is for "performance-based compensation." The Company believes that the 1993 Long-Term Incentive Plan for Executives and the Company's 1989 Stock Option Plan satisfy the requirements for qualifying stock options as performance-based compensation under the exception. Therefore, the Company expects that any stock option compensation realized upon the exercise of stock options granted at a fair market value or higher exercise price under these plans will not be subject to such compensation deduction limit. For this reason, and because the Company's annual cash compensation to each of its executive officers in 1997 was below the $1,000,000 limit, the Company does not at this time anticipate any loss of deductibility for 1997 under this law for compensation paid to its executive officers.

Compensation Committee
Joseph D. Sargent, Chairman
Alfred R. Berkeley, III
Dr. John M. Palms

STOCK PERFORMANCE: The following graph compares the cumulative total Stockholder return on the Company's Common Stock during the five years ended December 31, 1997 with the cumulative total return on the Standard & Poor 500 Index and the Standard & Poor Computer Software and Services Index. The comparison assumes $100 was invested on the last trading day of 1992 in the Company's Common Stock and also in each of the indices and assumes reinvestment of all dividends which may have been paid. The performance shown in the graph is not necessarily indicative of future performance .


Indexed Returns

                          December 31,
                  -----------------------------
Company/Index     1992 1993 1994 1995 1996 1997
                  ---- ---- ---- ---- ---- ----
PMSC. . . . . . .  100   38   51   58   58   85

Computer Software
& Services. . . .  100  128  151  212  330  459

S&P 500 . . . . .  100  110  112  153  189  252

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

(PROXY ITEM NO. 2): Stockholders will vote on the ratification of the selection by the Board of Directors of Coopers & Lybrand as independent auditors to audit the books, records and accounts of the Company and its subsidiaries for the year ending December 31, 1998. Coopers & Lybrand were the independent auditors of the Company for fiscal year 1997. A representative from Coopers & Lybrand is expected to be present at the Meeting and will have the opportunity to make a statement and will be available to answer questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND AS INDEPENDENT AUDITORS FOR THE COMPANY.

                             STOCKHOLDER PROPOSALS

There is no reason to believe that any other business will be presented at the Meeting; however, if any other business should properly and lawfully come before the Meeting, the persons named in the proxy will vote in accordance with their best judgment. For a Stockholder proposal to be presented at the next annual meeting, it must be received by the Company not later than December 11, 1998, in order to be included in the Proxy Statement and proxy for the 1999 annual meeting. Any such proposal should be addressed to the Company's Secretary and mailed to Post Office Box Ten, Columbia, South Carolina 29202.


Stephen G. Morrison
Secretary